For Immediate Release
                            C&F FINANCIAL CORPORATION

Monday, March 1, 1999

Contact:      Thomas Cherry, Senior Vice President & Chief Financial Officer
              (804) 843-2360


                       C&F Financial Corporation Announces
                                Stock Repurchase

         West Point, VA -- (NASDAQ:CFFI) The board of directors of C&F Financial Corporation recently approved the repurchase of up to 250,000 shares of Company common stock in blocks of 10,000 shares or higher at a price of $20.00 per share or less. Acquisitions at this price must be completed prior to the Company's announced dividend record date of March 15, 1999. Management has discussed possible purchases with several large shareholders who previously indicated to management a willingness to sell stock. Management believes it has agreements to buy 235,000 shares from six shareholders by March 12, 1999. A transaction involving 100,000 of those shares (from a trust managed in part by a director of the Company) is subject to approval by the co-trustee and the court. If management does not acquire all 250,000 shares from large block holders, it may, at its discretion, purchase shares from the market, with total shares being purchased not to exceed 250,000.

         The following table shows the Company's capital ratios as of December 31, 1998 and the pro forma ratios as of December 31, 1998, assuming the repurchase of 250,000 shares at $20.00 per share:

                                                   Pro Forma          Well Capitalized
                           December 31, 1998    December 31, 1998         Minimum
Total Capital                      13.4%             11.6%                 10.0%
 (to risk weighted assets)

Tier 1 Capital                     12.5              10.6                   6.0
 (to risk weighted assets)

Tier 1 Capital                     11.5               9.8                   5.0
 (to average assets)

         As shown in the table above, the Company still will be well-capitalized, as defined under applicable bank holding company regulations, after completing the repurchase, and management believes the Company will have ample capital and liquidity to meet foreseeable needs.

         C&F Financial Corporation operates nine retail bank branches located throughout the Williamsburg to Richmond corridor in Virginia through its Citizens and Farmers Bank subsidiary. The Company provides mortgage and title services through C&F Mortgage Corporation's eight offices. C&F Investment Services, Inc. provides a comprehensive range of investment services.